Exhibit 11

January 27, 2004

Minister of Finance
Ministry of Finance
Avenida Urdaneta,
Esquina de Carmelitas,
Edificio Sede del Ministerio de Finanzas,
Oficina Nacional de Crédito Público, Piso 9,
Caracas, Venezuela

Re:	The Bolivarian Republic of Venezuela

Dear Sir:

     We have acted as special United States counsel to the Bolivarian Republic of Venezuela (the “Republic”) in connection with the preparation of the registration statement under Schedule B (the “Registration Statement”) filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), pursuant to which the Republic is registering $4,800,000,000 aggregate principal amount of its debt securities (the “Debt Securities”) to be offered and sold from time-to-time as set forth in the Registration Statement and the prospectus (the “Prospectus”) contained therein. We are also familiar with the forms of Fiscal Agency Agreement and Underwriting Agreement (together, the “Agreements”), filed as exhibits to the Registration Statement.

     In rendering the opinion expressed below, we have examined such certificates of public officials, government documents and records and other certificates and instruments furnished to us and have made such other investigations as we have deemed necessary in connection with the opinion set forth herein. Furthermore, we have assumed: (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the authority of the Republic to enter into the Agreements and cause the issuance of the Debt Securities from time-to-time; and (iv) the conformity to authentic originals of all documents submitted to us as copies.

     This opinion is limited to the federal laws of the United States and the laws of the State of New York, and we do not express any opinion herein concerning the laws of any other jurisdiction. Insofar as the opinion set forth herein relates to matters of the laws of the Republic, we have, without having made any independent investigation with respect thereto, assumed the correctness of, and relied upon, the opinion of Escritorio Johnson, Cato & Asociados, special Venezuelan counsel to the Bolivarian Republic of Venezuela,

Minister of Finance
January 27, 2004

a copy of which is being filed as Exhibit 4(13) to the Registration Statement, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

     Based upon and subject to the foregoing, we are of the opinion that when the Debt Securities have been duly authorized, issued and executed by the Republic and authenticated, delivered and paid for as contemplated by the Agreements, the Prospectus and any amendment and supplement thereto, the Debt Securities will constitute valid and legally binding obligations of the Republic under the laws of the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Validity of the Debt Securities” in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

        Sincerely,